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                                                                     Exhibit 5.1




                                 June 30, 2003

Raytech Corporation
Suite 295, Four Corporate Drive
Shelton, CT 06484

            Re:   Raytech Corporation - Common Stock
                  Par Value $1.00 Per Share - 4,000,000 Shares

Gentlemen:

I am General Counsel to Raytech Corporation ("Raytech"), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at Suite 295, Four Corporate Drive, Shelton, Connecticut, and am familiar with its corporate affairs.

Referring to the Registration Statement on Form S-8 under the Securities Act of 1933, to be filed by Raytech with the Securities and Exchange Commission, which relates to 4,000,000 shares of the Common Stock of Raytech, par value $1.00 per share, approved for issuance by the shareholders on September 26, 2002, which may be issued pursuant to the 2002 Incentive Compensation Plan of Raytech (the "Plan"), I have reviewed the necessary documents to enable me to express an opinion as to the due authorization and issuance of the shares of stock being so registered.

It is my opinion that the shares of Common Stock of Raytech to which said Registration Statement relates have been duly authorized and, when issued in accordance with the Plan and as contemplated by said Registration Statement, will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of my name in said Registration Statement.

                                           Sincerely,

                                           /s/ Edgar P. DeVylder

                                           Edgar P. DeVylder
                                           General Counsel